Exhibit 10.2

STOCKHOLDER AGREEMENT

by and among

CEMENTOS ARGOS S/A,

ARGOS SEM, LLC,

VALLE CEMENT INVESTMENTS, INC.,

SUMMIT MATERIALS, INC.,

and

solely for the limited purposes of Sections 1.1, 1.2, 2.1, 2.2, 4.1, 4.5(j), 4.5(k), 4.5(l),
4.5(m), 4.6, 4.7 and ArticleS V and VI, GRUPO ARGOS S.A.

DATED AS OF JANUARY 12, 2024

TABLE OF CONTENTS

ii

This STOCKHOLDER AGREEMENT, dated as of January 12, 2024 (as amended or restated from time to time, this “Agreement”), is made by and among Cementos Argos S.A., a sociedad anónima incorporated in the Republic of Colombia (“Cementos”), Argos SEM LLC, a Delaware limited liability company (“Investor Member 1”), Valle Cement Investments, Inc., a sociedad anónima incorporated in the Republic of Panama (“Investor Member 2”), Summit Materials, Inc., a Delaware corporation (the “Company”), and, solely for the limited purposes of Sections 1.1, 1.2, 2.1, 2.2, 4.1, 4.5(j), 4.5(k), 4.5(l), 4.5(m), 4.6, 4.7 and Articles V and VI, Grupo Argos S.A., a sociedad anónima incorporated in the Republic of Colombia (“Investor Parent”).

W I T N E S E T H:

WHEREAS, pursuant to that certain Transaction Agreement, dated as of September 7, 2023 (the “Transaction Agreement”), by and among Argos North America, Corp., a Delaware corporation, Cementos, Investor Member 1, Investor Member 2 and the Company, among other things, the Company agreed to issue and deliver to Investor Member 1 and Investor Member 2 the Closing Consideration (as defined in the Transaction Agreement) in consideration for the Purchased Shares (as defined in the Transaction Agreement), upon the terms and subject to the conditions set forth therein;

WHEREAS, in connection with the transactions contemplated by the Transaction Agreement, the Company, Cementos, Investor Parent, Investor Member 1 and Investor Member 2 desire to enter into this Agreement concerning the Common Stock held, or to be held, by the Investor Participants (as defined below) and related provisions concerning Investor’s and the Investor Participants’ relationship with, and investment in, the Company; and

WHEREAS, the execution and delivery of this Agreement is a condition to the obligations of the Company and Cementos to consummate the transactions contemplated by the Transaction Agreement (the “Transactions”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

Article I
DEFINITIONS

Section 1.1   Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“5% Threshold” has the meaning set forth in Section 3.2(a)(iii).

“17.5% Threshold” has the meaning set forth in Section 3.2(a)(ii).

“25% Threshold” has the meaning set forth in Section 3.2(a)(i).

“Acceptable Person” means, in respect of an Investor Nominee, a person (i) whose appointment would not cause the Company to violate applicable Law (including the Clayton

Antitrust Act of 1914), (ii) whose appointment would not cause the Company to violate the Company Governance Guidelines so long as the Company Governance Guidelines are (A) applied on an equal basis to all directors of the Board and not in a manner that is intended to have a disproportionate and adverse effect on the Investor Nominees relative to the other directors of the Board, and (B) not modified, supplemented or amended in a manner that would have a disproportionate and adverse effect on the Investor Nominees relative to the other directors of the Board, (iii) who has not been the subject of any event required to be disclosed pursuant to Items 2(d) or 2(e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K of the Securities Act involving, in each case, an act of moral turpitude and who is not the subject of any order, decree or judgment of any Governmental Entity prohibiting service as a director of a public company, and (iv) who completes a customary interview and vetting procedure administrated by the Company (which may, in the Company’s discretion, include interviews with some or all of the current directors of the Board) that is applied on an equal basis to all directors of the Board and not in a manner that is intended to have a disproportionate and adverse effect on the Investor Nominees relative to the other directors of the Board.

“Advance Notice Deadline” has the meaning set forth in Section 3.6.

“Affiliate” means, with respect to a Person, any other Person controlling, controlled by or under common control with, such Person. The term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise; provided, that in no event shall the Company, any of its Subsidiaries, or any of the Company’s other Controlled Affiliates (in each case after giving effect to the Transactions) be deemed to be Affiliates of the Investor, Investor Parent, Investor Member 1, Investor Member 2 or any of their respective Affiliates for purposes of this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

“Beneficially Own” means, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation); provided that, for purposes of (x) calculating any Threshold, (y) calculating any Top-Up Event or Open Market Purchase Right, and (z) Article III and Section 4.2, the Parties acknowledge and agree that Investor Anchor shall be deemed to Beneficially Own only those shares of Common Stock (i) acquired from the Company on the date of this Agreement pursuant to the consummation of the Transactions, and (ii) acquired after the date of this Agreement in a manner expressly permitted by this Agreement, and in each case not Transferred to a third Person. The terms “Beneficial Owner”, “Beneficially Owning” and “Beneficial Ownership” shall have a correlative meaning.

“Board” means, as of any date, the Board of Directors of the Company.

“Board Designation Expiration Date” has the meaning set forth in Section 3.2(c)

“Business Day” means any day that is not a Saturday, Sunday or other day on which the commercial banks in New York City, New York are authorized or required by Law to close.

“Cap” has the meaning set forth in Section 4.1(a)(i).

“Capital Raising Acceptance Notice” has the meaning set forth in Section 4.5(c).

“Capital Raising Anti-Dilution Right” has the meaning set forth in Section 4.5(a).

“Capital Raising Issuance Deadline” has the meaning set forth in Section 4.5(c).

“Capital Raising Transaction” has the meaning set forth in Section 4.5(a).

“Change of Control” of the Company, means (i) any merger, consolidation, reorganization or other business combination of the Company with or into any other Person, (ii) any transaction or series of related transactions pursuant to which any Person or any group of Persons comprising a Group (other than the Company or a Person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes, directly or indirectly, the beneficial owner of securities representing (or securities convertible into or exercisable for securities representing) fifty percent (50%) or more of the outstanding voting power of the equity securities of the Company (or the securities of any direct or indirect parent entity of the Company), or (iii) any transaction or series of related transactions that constitutes or results in the sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries (on a consolidated basis); provided that, in each case of clauses (i) and (ii), securities representing more than fifty percent (50%) of the total and combined voting power of the outstanding voting securities of the successor corporation or, in the case of clause (iii), the acquiror of such assets (or any direct or indirect parent entity thereof) are not immediately thereafter beneficially owned, directly or indirectly, by the beneficial owners of the Company’s outstanding voting securities immediately prior to such transaction as a result of such transaction.

“Closing” has the meaning attributed to it in the Transaction Agreement.

“Closing Date” means the date on which the Closing occurs.

“Common Stock” means shares of Class A common stock, par value $0.01 per share, of the Company.

“Code” has the meaning attributed to it in the Transaction Agreement.

“Company” has the meaning set forth in the Preamble.

“Company Governance Guidelines” means (i) the Company’s Corporate Governance Guidelines (which include the rules of the NYSE), and (ii) Code of Business Conduct and Ethics; provided, that with respect to competition with the Company, the applicable standard for

Investor Nominees that are employees of Investor Anchor shall be compliance with applicable Law.

“Confidential Information” has the meaning set forth in Section 4.6(d).

“Control” (including, with correlative meanings, “Controlled by” and “under Common Control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of management or policies of a Person, whether through ownership of securities, by contract or otherwise.

“Covered Shares” has the meaning set forth in Section 5.1(a).

“Derivative Instruments” means any and all derivative securities (as defined under Rule 16a-1 under the Exchange Act) that increase in value as the value of any Equity Securities of the Company increases, including a long convertible security, a long call option and a short put option position, in each case, regardless of whether (a) such interest conveys any voting rights in such security, (b) such interest is required to be, or is capable of being, settled through delivery of such security or cash or (c) other transactions hedge the economic effect of such interest.

“DGCL” means the Delaware General Corporation Law, as amended.

“Equity Securities” means (i) shares of Common Stock, (ii) shares of any other class of common, preferred or capital stock of the Company, and (iii) any options, warrants, rights, units or securities of the Company or any of its Affiliates convertible or exercisable into or exchangeable for (whether presently convertible, exchangeable or exercisable or not) common, preferred or capital stock of the Company and which, solely for purposes of Section 4.5, are Voting Securities.

“Exercise Price” means the price per share at which Equity Securities are offered, issued or sold (net of any underwriting discounts, commissions or similar sale expenses) pursuant to Section 4.5.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fully-Diluted” means, without duplication, all outstanding shares of Common Stock, all shares of Common Stock issuable in respect of all outstanding securities convertible into or exchangeable for Common Stock, all shares of Common Stock issuable in respect of all outstanding options, warrants or other rights to acquire Common Stock (regardless of whether the issuance is subject to vesting or other restrictions) and all outstanding shares of Common Stock that are subject to restrictions, including the risk of forfeiture or repurchase or voting restrictions (regardless of whether the restrictions are still in force).

“Governmental Entity” means any federal, state, local, or foreign government or subdivision thereof, or any other governmental, administrative, arbitral, regulatory or self-regulatory authority (including the NYSE and FINRA - Financial Industry Regulatory Authority), instrumentality, agency, commission, body, court or other legislative, executive or judicial governmental entity.

“Group” means two or more persons acting together, pursuant to any agreement, arrangement or understanding, for the purpose of acquiring, holding, voting or disposing of securities or as otherwise contemplated by Rule 13d-5(b) of the Exchange Act.

“Indebtedness” has the meaning set forth in (i) the Amended and Restated Credit Agreement, dated as of July 17, 2015, and amended and restated on January 19, 2017, November 21, 2017, May 22, 2018, February 25, 2019, December 14, 2022 and January 10, 2023 (as amended), by and among Summit Materials, LLC, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, as amended or restated on January 19, 2017, November 21, 2017, May 22, 2018, February 25, 2019, December 14, 2022, and January 10, 2023, and as may be amended or restated from time to time, or (ii) any other credit agreement entered into by the Company with unaffiliated lenders from time to time to extend, refinance, renew or replace, in whole or in part, the term loans, working capital loans and any other debt incurred under the agreement set forth in clause (i) of this definition in accordance with the terms of this Agreement (the “Credit Agreement”); provided that, clause (ii) of this definition of “Indebtedness” shall only apply in the event that the agreement specified in clause (i) is terminated or is otherwise no longer in effect.

“Independent Director” means an individual that qualifies as an independent director of the Company under Rule 303A(2) of the NYSE Listed Company Manual.

“Initial Investor Party” has the meaning set forth in Section 2.2

“Investor” means Cementos and, subject to Section 5.2, its successors and permitted assigns (solely to the extent such Persons are Controlled Affiliates of Investor Anchor).

“Investor Anchor” means collectively Investor and its Controlled Affiliates and, for so long as Investor Parent holds more than 50% of the issued and outstanding equity securities or voting power of Investor, Investor Parent and its Controlled Affiliates.

“Investor Member 1” has the meaning set forth in the Preamble.

“Investor Member 2” has the meaning set forth in the Preamble.

“Investor Nominee” has the meaning set forth in Section 3.1.

“Investor Parent” has the meaning set forth in the Preamble.

“Investor Participant” means any holder of record of shares of Common Stock that is Investor, Investor Parent or any of their respective Controlled Affiliates (as the case may be). Each of Investor Member 1 and Investor Member 2 shall initially be an Investor Participant.

“Involuntary Top-Up Event” means any issuance of Voting Securities by the Company that results in a reduction of Investor Anchor’s Voting Interest (for the avoidance of doubt, excluding any sale, disposal or transfer of shares of Voting Securities by Anchor Investor.

“Issuance Notice” has the meaning set forth in Section 4.5(b).

“Laws” mean, collectively, any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

“Lock-Up Termination Date” has the meaning set forth in Section 5.1(a).

“M&A Anti-Dilution Right” has the meaning set forth in Section 4.5(j).

“M&A Dilution Issuance” has the meaning set forth in Section 4.5(j).

“M&A Issuance” has the meaning set forth in Section 4.5(j).

“Necessary Action” means, with respect to the Company and a specified result, any and all actions within its and its Subsidiaries’ reasonable control that are necessary to cause such result (to the extent such actions are permitted by Law and would not cause a violation of the Company’s Organizational Documents or the provisions of this Agreement), including executing any and all agreements and instruments that are required to achieve such result and making, or causing to be made, with any and all Governmental Entities, all filings, registrations or similar actions that are required to achieve such result.

“Nomination Documents” has the meaning set forth in Section 3.4.

“NYSE” means the New York Stock Exchange, or any other exchange on which the shares of Common Stock are then-listed.

“Organizational Documents” means the certificates of incorporation and by-laws or comparable governing documents.

“Party” and “Parties” mean Investor, each Investor Participant, the Company, and, for the limited purposes of Sections 1.1, 1.2, 2.1, 2.2, 4.1, 4.5(j), 4.5(k), 4.5(l), 4.5(m), 4.6, 4.7 and Articles V and VI, Investor Parent.

“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust or other entity.

“Proposed Securities” has the meaning set forth in Section 4.5(a).

“Replacement” has the meaning set forth in Section 3.7(c).

“Representative” has the meaning set forth in Section 4.6(d).

“Restricted Territory” means the states in the United States and the province in Canada, in each case, that are set forth on Exhibit A to the Restrictive Covenant Agreement, dated as of January 12, 2024, by and between Investor Parent, Cementos and Summit Materials, Inc.

“Restricted Transferee” means (i) any Person engaged in the construction materials industry with substantial construction materials business or operations in the Restricted Territory, and (ii) any Person, if such Person would Beneficially Own more than 10% of the issued and outstanding shares of Common Stock (together with any other Equity Securities or Derivative Instruments of the Company) after giving effect to such Transfer.

“Saturn FIRPTA Certificate” has the meaning set forth in Section 4.8.

“Search Committee” has the meaning set forth in Section 3.5(c).

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Standstill Period” has the meaning set forth in Section 4.1(a).

“Stockholder Meeting” has the meaning set forth in Section 3.2(a).

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Tax Return” has the meaning attributed to it in the Transaction Agreement.

“Threshold” means each of the 5% Threshold, the 17.5% Threshold, and the 25% Threshold.

“Top-Up Event” means an Involuntary Top-Up Event or a Voluntary Top-Up Event.

“Top-Up Right” means the right of Investor, Investor Parent or any of their Controlled Affiliates to purchase shares of Common Stock pursuant to Section 4.1(c).

“Trading Day” means any day on which the New York Stock Exchange is open for regular trading of shares of Common Stock, but excluding any day on which (i) there is a suspension of the trading of the shares of Common Stock on the NYSE or pursuant to applicable Law, (ii) there is a blackout period under the Company’s internal trading policies applicable to directors of the Company, (iii) there is a “distribution” for purposes of Regulation M or associated limitations on trading (that would prohibit Investor Anchor from purchasing shares in the market in compliance with applicable Law), (iv) the safe harbor pursuant to Rule 10b-18 would not be available for use on such day by the Investor because the Company has approved another affiliated purchaser, including, for the avoidance of doubt, the Company, pursuant to Rule 10b-18 to purchase Common Stock, or (v) a tender offer has been publicly announced on or before such date but has not expired for purposes of Rule 14e-5 or Rule 13e-4 under the Exchange Act.

“Trading Period” means a period beginning on the Trading Day following a Top-Up Event and ending on the date following which at least 90 Trading Days have occurred.

“Transfer” means, with respect to any shares of Common Stock, sell, dispose, assign, transfer, charge, donate, grant any lien in, exchange, pledge, encumber, hypothecate, or otherwise transfer or attempt to transfer all or any portion of such shares of Common Stock or any participation, right or interest therein (whether by merger, consolidation or otherwise by operation of law), in each case whether directly or indirectly (including through the transfer of any Equity Securities in any direct or indirect holding company holding shares of Common Stock or through the issuance and redemption by any such holding company of its Equity Securities, and through deposit into a voting trust or enter into a voting agreement or arrangement with respect to any such Equity Securities or grant any proxy or power of attorney with respect thereto), or any offer, agreement, contract or commitment to do any of the foregoing, and regardless of whether any of the foregoing is effected, with or without consideration, voluntarily or involuntarily, and by operation of law or otherwise; provided that, none of the following shall be considered a “Transfer”: (i) any sale, disposition, assignment, transfer, charge, donation, grant of any lien in, exchange, pledge, encumbrance, hypothecation, or other transfer or attempt to transfer all or any portion of shares of capital stock of Cementos or Investor Parent or any participation, right or interest therein (whether by merger, consolidation or otherwise by operation of law), (ii) any offer, agreement, contract or commitment to do any of the foregoing, and regardless of whether any of the foregoing is effected, with or without consideration, voluntarily or involuntarily, and by operation of law or otherwise, or (iii) from and after 12 months following the Closing, the grant to a third party financial institution regulated by the Federal Reserve Bank in the United States (or, for financial institutions based outside the United States, the equivalent Governmental Entity outside the United States) of any security interest over shares of Common Stock representing, in the aggregate, up to 15% of the then-outstanding shares of Common Stock, to secure bona fide indebtedness for borrowed money from such third party financial institution on customary terms, and nothing contained in this Agreement shall prohibit or otherwise restrict the ability of such lender to foreclose upon, and transfer to any Person who is not a Restricted Transferee, such shares of Common Stock to any Person.

“Treasury Regulations” has the meaning attributed to it in the Transaction Agreement.

“Triggering Event” has the meaning set forth in Section 4.5(j).

“Voluntary Top-Up Event” means, (i) at any time Investor Anchor Beneficially Owns shares of Common Stock in excess of the 25% Threshold, any sale, disposal, or transfer by Investor Anchor that results in Investor Anchor Beneficially Owning greater than 20% of the then-outstanding shares of Common Stock but less than or equal to the 25% Threshold, (ii) at any time Investor Anchor Beneficially Owns shares of Common Stock in excess of the 17.5% Threshold (but less than the 25% Threshold), any sale, disposal, or transfer by Investor Anchor that results in Investor Anchor Beneficially Owning greater than 12.5% of the then-outstanding shares of Common Stock but less than or equal to the 17.5% Threshold and (iii) at any time Investor Anchor Beneficially Owns shares of Common Stock in excess of the 5% Threshold (but less than the 17.5% Threshold), any sale, disposal, or transfer by Investor Anchor that results in Investor Anchor Beneficially Owning any then-outstanding shares of Common Stock but less than or equal to the 5% Threshold.

“Voting Interest” means, as of any date, with respect to a specified Person(s), the ratio, expressed as a percentage, of (i) the aggregate number of votes that may be cast by holders of Equity Securities Beneficially Owned by such Person(s) at the relevant time divided by (ii) at the relevant time, the number of votes that may be cast by all holders of Voting Securities voting together as a single class on any matter on which the holders of Voting Securities are entitled to vote; provided that, for the avoidance of doubt, the number of votes that may be cast by holders of Equity Securities shall include any votes subject to a voting agreement or restriction, including the agreements and restrictions set forth in Section 3.2(c) and Section 4.2.

“Voting Securities” shall mean the Common Stock and any other securities of the Company entitled to vote in the election of directors for the Board, or securities convertible into, or exercisable or exchangeable for Common Stock or other securities, whether or not subject to the passage of time or other contingencies.

Section 1.2   Other Definitional Provisions. Unless the express context otherwise requires:

(a)  The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Annex, Exhibit, Section or Schedule, such reference shall be to an Annex, Exhibit, Section or Schedule to this Agreement unless otherwise indicated. All Annexes, Exhibits, Sections or Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” when used in this Agreement is not exclusive. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to any statute, rule, regulation, law or applicable Law shall be deemed to refer to such statute, rule, regulation, law or applicable Law as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Except as otherwise expressly provided herein, any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder shall be paid in United States currency in the manner and at the times set forth herein. The terms “Dollars” and “$” mean United States Dollars. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa, and references herein to any gender includes each other gender. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(b)  The Parties have participated jointly in negotiating and drafting this Agreement and each has been represented by counsel of its choosing. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Article II
REPRESENTATIONS AND WARRANTIES

Section 2.1   Representations and Warranties of the Company. The Company represents and warrants to Cementos, Investor Member 1, Investor Member 2 and Investor Parent as of the execution of this Agreement that:

(a)  The Company is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)  The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)  The execution, delivery and performance of this Agreement by the Company do not, and performance of its obligations hereunder will not, constitute or result in a breach or violation of, or a default under, the Organizational Documents of the Company or any material agreements of the Company.

(d)  The Board has approved the issuance of the Purchased Shares for purposes of Section 203 of the DGCL and has granted to Investor, Investor Parent and their respective Controlled Affiliates an exemption from Section 203 of the DGCL for purposes of purchasing and owning the Covered Shares and other Equity Securities pursuant to the Transaction Agreement or as otherwise expressly permitted by this Agreement to be purchased and owned by such Persons.

Section 2.2   Representations and Warranties of Cementos. Each of Cementos, Investor Parent, and each Investor Participant (each, an “Initial Investor Party”) represents and warrants to the Company, severally and not jointly and only with respect to itself, as of the date of this Agreement, that:

(a)  Such Initial Investor Party is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

(b)  Such Initial Investor Party has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by such Initial Investor Party and constitutes a valid and binding agreement of such Initial Investor Party enforceable against such Initial Investor Party in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)  The execution, delivery and performance of this Agreement by such Initial Investor Party does not, and performance of its obligations hereunder will not, constitute or result in a breach or violation of, or a default under, the Organizational Documents of such Initial Investor Party.

(d)  Neither such Initial Investor Party nor any of their respective Affiliates Beneficially Owns any Equity Securities of the Company.

(e)  Each Investor Participant is acquiring the Covered Shares pursuant to an exemption from registration under the Securities Act solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Each Investor Participant acknowledges that the Covered Shares are not registered under the Securities Act, or any state securities laws, and that the Covered Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable, and in each case subject to the other limitations set forth in this Agreement.

Article III
CORPORATE GOVERNANCE AND BOARD AND COMMITTEE REPRESENTATION

Section 3.1   Initial Board Appointments. As of immediately following the Closing, the Board shall be comprised of eleven or fewer directors, including three individuals designated by Investor as its nominees (any such person so nominated pursuant to this Section 3.1 or Section 3.2, or any such person’s Replacement, an “Investor Nominee”, and, collectively, the “Investor Nominees”), who shall be appointed to the Board at the Closing and shall initially be Juan Esteban Calle, Jorge Mario Velásquez and Irene Moshouris; provided that, in each case, such nominee is an Acceptable Person.

Section 3.2   Board Nominations.

(a)  The Company agrees that, with respect to any annual meeting or special meeting of stockholders of the Company at which directors are to be elected to the Board (such meeting, any other annual meeting or special meeting of stockholders or any action by written consent of stockholders, each a “Stockholder Meeting”), the Company shall:

(i)  at any time Investor Anchor Beneficially Owns greater than 25.0% of the then-outstanding shares of Common Stock (the “25% Threshold”), designate for nomination three Investor Nominees who are Acceptable Persons to the Board; provided that, one such Investor Nominee shall be an Independent Director;

(ii)  at any time Investor Anchor Beneficially Owns greater than 17.5% of the then-outstanding shares of Common Stock (the “17.5% Threshold”) but less than or equal to the 25% Threshold, designate for nomination two Investor Nominees who are Acceptable Persons to the Board; and

(iii)  at any time Investor Anchor Beneficially Owns greater than 5.0% of the then-outstanding shares of Common Stock (the “5% Threshold”) but less than or equal to the 17.5% Threshold, designate for nomination one Investor Nominee who is an Acceptable Person to the Board.

(b)  [Reserved.]

(c)  From the Closing until the date on which Investor Anchor Beneficially Owns fewer than 5% of the then-outstanding shares of Common Stock (such date, the “Board Designation Expiration Date”), the Company shall take all Necessary Actions to cause the Board to reflect the Board composition contemplated by Section 3.1 and Section 3.2, including the following: (i) at or prior to each Stockholder Meeting, (A) include any Investor Nominees designated by Investor pursuant to Section 3.1 and Section 3.2(a) in the slate of nominees recommended by the Board to the Company’s stockholders for election as directors, (B) solicit proxies seeking to obtain stockholder approval of the election of the Investor Nominees, including causing officers of the Company who hold proxies (unless otherwise directed by the Company stockholder submitting such proxy) to vote such proxies in favor of the election of such Investor Nominees, in each case of clauses (A) and (B) to the extent (x) Investor has complied in all material respects with Section 3.4, (y) Investor is entitled to designate such Investor Nominees pursuant to Section 3.1 and Section 3.2(a), and (z) permitted by applicable Law, and (ii) to take all Necessary Actions to cause the Investor Nominees to be elected to the Board, including by recommending that the Company’s stockholders vote in favor of the Investor Nominees in any proxy statement used by the Company to solicit the vote of its stockholders in connection with each Stockholder Meeting, including such Investor Nominees in the Company’s proxy statement and in the Company’s slate of nominees for directors for such Stockholder Meeting and otherwise supporting any such Investor Nominees, in each case, in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees.

(d)  Notwithstanding anything to the contrary contained herein, neither the Company nor the Board shall be under any obligation to nominate or appoint to the Board, or solicit votes for, any Person that (i) is not an Acceptable Person, or (ii) to the extent such Person is nominated by the Investor as an Independent Director pursuant to this Section 3.2, any such Person that is not an Independent Director. If at any time following an Investor Nominee’s appointment to the Board, any of the events specified in clause (i) or (ii) of the immediately preceding sentence occurs, then Investor shall cause such Investor Nominee to promptly resign from the Board. Without limiting the rights of Investor under this Article III, Investor shall consult in good faith with the chairman of the Governance and Sustainability Committee regarding the Company’s efforts to maintain an overall board composition, including in respect of any minority groups, that complies with any best practices or guidelines contained in the Company Governance Guidelines or issued by proxy advisor firms of recognized national standing (e.g. Glass Lewis & Co., LLC and Institutional Shareholder Services Inc.).

(e)  In the event that the Company amends its certificate of incorporation to provide that the Board shall be classified into separate classes of directors, then proper provision shall be made such that the designees of Investor shall be distributed as evenly as possible among such classes of directors in order to preserve the designation rights of the Investor in accordance with this Section 3.2.

(f)  If the Company increases the size of the Board such that the Board has greater than eleven directors and Investor Anchor continues to Beneficially Owns shares of Common Stock equal to or greater than the 25% Threshold, the number of Investor Nominees that Investor shall be entitled to designate pursuant to Section 3.2(a)(i) shall be increased to the minimum extent necessary so that Investor Nominees constitute more than 25% of the total number of directors on the Board; provided, that the Company shall use its commercially reasonable efforts to appoint any additional Investor Nominees that Investor shall be entitled to designate as a result of this Section 3.2(f) simultaneously with the Board size expansion and concurrently with the Company’s appointment of any other director to the Board.

Section 3.3   Minimum Nomination Threshold. Following the Board Designation Expiration Date, (i) Investor shall not have the right to designate any Investor Nominee to the Board, and (ii) the Company shall not be obligated to nominate Investor Nominees to the Board at any Stockholder Meeting and shall have no further obligations under this Article III.

Section 3.4   Nomination Documents. Any Investor Nominee nominated in accordance with Section 3.1 or Section 3.2 shall be designated by Investor in its discretion (and, if any such proposed designee is not an Acceptable Person, Investor shall be entitled to continue designating a potential Investor Nominee until such proposed designee is an Acceptable Person), subject to such Investor Nominee’s execution and delivery to the Company of ((x) the Company’s standard director nomination documentation (which documentation (1) shall include such Investor Nominee’s consent to be named as a nominee in the Company’s proxy statement and to serve as a director if so elected, and (2) shall not contain questions or information requests intended to have a disproportionate and adverse effect on the Investor Nominees relative to the other directors of the Board) (collectively, the “Nomination Documents”) and (y) the resignation referred to in Section 3.7.

Section 3.5   Committee Representation.

(a)  The Company agrees that at any time the 5% Threshold is satisfied, each committee of the Board (other than any special committee formed solely for the purpose of evaluating a transaction with or primarily involving Investor Parent, Investor or any of its Affiliates) shall include, at Investor’s election, at least (i) one Investor Nominee selected by Investor serving as a member of such committee, in each case, subject to any limitations or guidelines imposed by applicable Law, the Company Governance Guidelines, any stock exchange rules, including, in the case of the Human Capital and Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee, the requirement that the members of such committee consist solely of Independent Directors, or (ii) one Investor Nominee selected by Investor participating as a non-voting observer of such committee; provided that, if the Investor Nominee is not an Independent Director and the inclusion of such Investor Nominee on the Audit Committee would reasonably be expected to have an adverse impact on the Company (including as a result of a negative response from any Governmental Entities), implementation of the foregoing rights shall be subject to the Parties’ good faith discussion of an alternative arrangement to ensure that Investor Nominees have the opportunity to provide input on the matters addressed by such committees.

(b)  In connection with any search for new candidates to serve as the Chief Executive Officer and Chief Financial Officer of the Company, the Board shall create a three person search committee (the “Search Committee”), and the composition of the Search Committee shall comply with the terms of Section 3.5(a). Any selection of a candidate or other action by the Search Committee shall require the affirmative vote of a majority of the directors on the Search Committee.

Section 3.6   Nomination Procedures. For any Stockholder Meeting following the Closing at which Investor seeks to elect an Investor Nominee, Investor shall provide written notice to the Company of its proposed Investor Nominees pursuant to Section 3.2 no later than 35 days prior to the advance notice deadline (such deadline, the “Advance Notice Deadline”) set forth in Article II, Section 3, of the Company’s Third Amended and Restated Bylaws, as amended from time to time; provided that, if Investor fails to provide such written notice by the Advance Notice Deadline, the Company shall nominate the Investors Nominees then serving on the Board, so long as they continue to qualify as Acceptable Persons and have consented to serve on the Board and be named in the Company’s proxy statement for such Stockholder Meeting.

Section 3.7   Resignation and Replacements.

(a)  Notwithstanding anything in Section 3.1 or Section 3.2 to the contrary, promptly following the end of a Trading Period after a Top-Up Event, Investor shall cause the applicable number of Investor Nominees (if any) to promptly tender their resignations from the Board and any committee of the Board on which such Investor Nominees then sit to the extent necessary to ensure that the number of Investor Nominees then serving on the Board do not exceed the number of Investor Nominees that the Investor would then be entitled to designate for nomination pursuant to Section 3.2(a).

(b)  Any Investor Nominee may resign from the Board at any time effective upon receipt of written notice to the Chairman of the Board.

(c)  Should any Investor Nominee resign from the Board or be rendered unable to, or refuse to, be nominated or appointed to, or to serve on, the Board, whether due to the death, retirement, disqualification or removal from office as a member of the Board or otherwise, (i) Investor shall be entitled to designate a replacement who is an Acceptable Person for each such Investor Nominee (and if such proposed designee is not an Acceptable Person, Investor shall be entitled to continue designating a replacement until such proposed designee is an Acceptable Person) (a “Replacement”), and (ii) the Company shall take all Necessary Action to fill any such vacancy with such Replacement as promptly as reasonably practicable (and in any event no later than the second regularly scheduled Board meeting following the time the Investor designates a Replacement), including appointing such Replacement to the Board in place of the resigning Investor Nominee; provided that, notwithstanding the foregoing, the Company and the Board shall have no obligation to reschedule any Board meeting or to otherwise delay any Board action on any matter prior to such appointment. Any such Replacement who becomes a Board member in replacement of an Investor Nominee shall be deemed to be an Investor Nominee for all purposes under this Agreement.

Section 3.8   Compensation; Indemnification; Insurance. Each Investor Nominee shall be entitled to the same expense reimbursement and advancement, exculpation and indemnification in connection with his or her role as a director as the other members of the Board, as well as reimbursement for reasonable and documented out-of-pocket expenses incurred in attending meetings of the Board or any committee of the Board of which such Investor Nominee is a member, if any, in each case to the same extent as the other members of the Board. Each Investor Nominee shall also be entitled to any retainer, equity compensation or other fees or compensation paid to the non-employee directors of the Company for their services as a director, including any service on any committee of the Board. Each Investor Nominee shall be entitled to the same directors’ and officers’ insurance coverage as the other directors of the Board. The Company shall promptly enter into an indemnification agreement with each Investor Nominee in the same form and substance as those of the other directors of the Board, and shall offer to enter into any amendments or successor arrangements with each Investor Nominee on a non-discriminatory basis to the extent offered to other directors of the Board.

Section 3.9   Board Meetings. Each Investor Nominee shall use commercially reasonable efforts to attend in person at least 75% of any in-person meetings of the Board and any committees such Investor Nominee is a member thereof held in any fiscal year of the Company.

Article IV
STANDSTILL; VOTING AND OTHER MATTERS

Section 4.1   Standstill Restrictions.

(a)  From and after the date of this Agreement until the date that no Investor Nominee is entitled to serve on the Board (the “Standstill Period”), without the prior written consent of the Company, Investor Parent, Investor, and each Investor Participant shall not, and shall cause each of their respective Controlled Affiliates and shall direct their Representatives acting on their behalf not to, directly or indirectly:

(i)  except to the extent expressly permitted by Section 4.5(j), acquire, agree to acquire, propose or offer to acquire, or seek to acquire (including through the acquisition of Beneficial Ownership) any Equity Securities or Derivative Instruments of the Company; provided that, for purposes of this Section 4.1(a)(i), (A) any member of a Group will be deemed to have Beneficial Ownership of all securities Beneficially Owned by other members of the Group; and (B) a Person will be deemed to be the Beneficial Owner of any Equity Securities of the Company which may be acquired by such Person whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire Equity Securities of the Company; provided, further, that, notwithstanding the foregoing, (1) for so long as Investor Anchor Beneficially Owns shares of Common Stock equal to or greater than the 25% Threshold, nothing in this Section 4.1(a)(i) shall restrict Investor Parent, Investor, any Investor Participant or any of their respective Controlled Affiliates from acquiring, agreeing to acquire, proposing or offering to acquire, or seeking to acquire any shares of Common Stock, and each such Person shall be expressly permitted to take such actions, if such Persons would collectively Beneficially Own, after giving effect to such action, a number of Equity Securities or Derivative Instruments representing not more than 31.0% of the then-outstanding shares of Common Stock (calculated on a Fully-Diluted basis) (such percentage, the “Cap”), and (2) in the case of an Involuntary Top-Up Event, Section 4.1(a)(i) shall not prohibit Investor, Investor Parent or any of their respective Controlled Affiliates from acquiring, agreeing to acquire, proposing or offering to acquire, or seeking to acquire any shares of Common Stock, and each such Person shall be expressly permitted to take such actions, with respect to a sufficient number of shares of Common Stock in order to reverse the effect of any dilution to the Voting Interest of Investor Anchor resulting from the Involuntary Top-Up Event, in accordance with the terms and conditions of (and within the time periods set forth in) Section 4.1(c).

(ii)  make, or in any way participate, directly or indirectly, in any solicitation of proxies, authorizations, or written consents, seek to advise or influence any Person with respect to the voting of any Equity Securities, or conduct any other type of referendum in respect of the Equity Securities of the Company or from any holders of the Equity Securities of the Company;

(iii)  except to the extent expressly contemplated by Section 4.2, (x) present at any meeting of the Company’s stockholders any proposal for consideration for action by stockholders, or nominate or propose any nominee for election to the Board, or (y) seek the removal of any member of the Board (except for any Investor Nominee);

(iv)  commence any tender offer or exchange offer for shares of Equity Securities without the prior written consent of the Board (for the avoidance of doubt, tendering into any tender offer or exchange offer not commenced by the Company or its Subsidiaries will not, in and of itself, violate this Section 4.1(a)(iv));

(v)  form, join or in any way participate in a Group (excluding, for the avoidance of doubt, any Group comprised solely of Investor Anchor), for the purpose of voting, acquiring, holding, or disposing of, any Equity Securities;

(vi)  other than as expressly permitted by Section 4.1(b), submit to the Board a written proposal for or offer of, with or without conditions, any merger, recapitalization, reorganization, business combination or other extraordinary transaction involving the Company or any Subsidiary thereof, or make any public announcement with respect to such proposal or offer;

(vii)  request the Company or any of its Subsidiaries, directly or indirectly, to amend or waive any provision of this Agreement in a manner that would reasonably be expected to require the Company, Investor Parent, Investor or their respective Affiliates to make any public disclosure;

(viii)  call, or seek to call, a meeting of the stockholders of the Company or its Subsidiaries or initiate any stockholder proposal, or initiate or propose any action by written consent, in each case for action by the stockholders of the Company or its Subsidiaries; or

(ix)  make any public proposal or publicly disclose any intention or plan, or take any action that would reasonably be expected to require the Company or Investor Anchor to make any public disclosure or announcement, with respect to any transaction or any other matters that are the subject of this Section 4.1.

(b)  Notwithstanding anything to the contrary in Section 4.1, (i) no action or activity required or otherwise expressly contemplated to be taken by Investor or its Affiliates or an Investor Nominee under this Agreement or the Transaction Agreement or any exhibit thereto shall be or be deemed to be restricted by or subject to the prohibitions set forth in Section 4.1; (ii) this Section 4.1 shall not prevent or restrict the ability of Investor or any of its Affiliates from (A) making any confidential proposal to the Company or the Board, so long as the making or receipt of such proposal would not reasonably be expected to require the Company, Investor

Parent, Investor or any of their respective Affiliates to make any public disclosure; and (B) participating as a potential purchaser (on the same terms, and subject to the same conditions, as other potential purchasers) in any process, bilateral negotiation or otherwise pursuant to which the Company provides confidential information to, or enters into negotiations with, a third party relating to a Change of Control on the terms and conditions established by the Board for such process; it being understood that (x) Investor shall provide prompt written notice (a “Sale Process Notice”) to the Company of Investor’s intent to participate in such process or negotiation (as applicable) within fifteen (15) Business Days of Investor’s receipt of the Company’s notice in respect of any such process or negotiation, and (y) the restrictions set forth in Section 4.1(a) shall remain in effect notwithstanding the Company’s entry into a process or negotiation with a third party relating to a Change of Control, including if the Company executes a definitive agreement relating to such Change of Control and/or recommends to the stockholders of the Company any third party tender offer or exchange offer for Equity Securities that would result in a Change of Control. If Investor provides a Sale Process Notice to the Company, Investor shall, and shall cause any Investor Nominee to (as applicable), (x) promptly recuse themselves from any Board (or any committee thereof) meeting involving or relating to such process or negotiation (as applicable), and (y) except at the invitation of the Board, not communicate with, participate in, or otherwise seek to affect the outcome of, discussions and votes of the Board (or any committee thereof) with respect to any matters coming before it in respect of such process or negotiation (as applicable). Notwithstanding anything to the contrary provided in this Agreement, Investor, Investor Parent and their respective Controlled Affiliates shall not be restricted from making any disclosure that such party determines in good faith, and on the advice of counsel, is required pursuant to applicable Law.

(c)  If after the date hereof any Top-Up Event occurs:

(i)  (A) in the case of a Voluntary Top-Up Event, during the Trading Period following such Top-Up Event, Section 4.1 shall not prohibit Investor, Investor Parent or any of their respective Controlled Affiliates from acquiring, agreeing to acquire, proposing or offering to acquire, or seeking to acquire any shares of Common Stock, and each such Person shall be expressly permitted to take such actions, with respect to a sufficient number of shares of Common Stock in order to reverse the effect of any dilution to the Voting Interest of Investor Anchor resulting from the Voluntary Top-Up Event; provided that in no event shall this Section 4.1(c)(i)(A) permit Investor, Investor Parent or any of their respective Controlled Affiliates to purchase a number of shares of Common Stock representing more than 5% of the outstanding shares of Common Stock as of the date of such Top-Up Event, and (B) in the case of an Involuntary Top-Up Event, Section 4.1 shall not prohibit Investor, Investor Parent or any of their respective Controlled Affiliates from acquiring, agreeing to acquire, proposing or offering to acquire, or seeking to acquire any shares of Common Stock, and each such Person shall be expressly permitted to take such actions, with respect to a sufficient number of shares of Common Stock in order to reverse the effect of any dilution to the Voting Interest of Investor Anchor resulting from the applicable dilutive event pursuant to Section 4.1(a)(i)(2);

(ii)  during the Trading Period following such Top-Up Event, Investor may continue to designate the applicable number of Investor Nominees to the Board pursuant to Section 3.2, shall not be obligated to cause any Investor Nominee to resign pursuant to Section

3.7(a) and shall retain its other rights and obligations hereunder arising from its Beneficial Ownership of shares of Common Stock above the applicable Threshold; and

(iii)  the rights and obligations of Investor, Investor Parent and their respective Controlled Affiliates arising from their Beneficial Ownership of shares of Common Stock above an applicable Threshold that were in effect prior to any Top-Up Event shall continue to be in effect following the end of such Trading Period so long Investor Anchor Beneficially Owns the shares of Common Stock at the end of such Trading Period equal to or greater than the applicable Threshold; provided that, for the avoidance of doubt, to the extent Investor Anchor’s exercise of (or failure to exercise) any Top-Up Rights in connection with an Involuntary Top-Up Event does not cause the number of shares of Common Stock Beneficially Owned by Investor Anchor to exceed the applicable Threshold at the end of the Trading Period following such Top-Up Event, Investor Anchor shall no longer have the designation rights set forth in Article III in respect of such Threshold from and after the end of such Trading Period (irrespective of any future exercise of Top-Up Rights or any other rights under this Agreement).

(d)  Notwithstanding anything to the contrary provided herein, nothing in this Agreement shall (x) restrict a Party with Top-Up Rights from simultaneously or consecutively exercising such Top-Up Rights arising out of a Voluntary Top-Up Event and an Involuntary Top-Up Event, or (y) permit any Person to exercise Top-Up Rights to the extent Investor Anchor would Beneficially Own Equity Securities or Derivative Instruments in excess of the Cap.

Section 4.2   Quorum and Voting. From and after the date of this Agreement until the date that no Investor Nominee is entitled to serve on the Board, Investor and each Investor Participant shall (and Investor shall cause each such Investor Participant to) cause all Equity Securities Beneficially Owned by Investor, each Investor Participant and their respective Affiliates, as of the record date for any Stockholder Meeting, including for the avoidance of doubt all shares of Common Stock that may be taken into account for purposes of calculating an applicable Threshold, to be present for quorum purposes and to be voted, at all such Stockholder Meetings or at any adjournments or postponements thereof, (i) in favor of all directors nominated by the Board in all non-contested director elections, so long as the Company complies with its obligations under Article III, (ii) in all contested director elections, at the election of Investor, either (A) in favor of directors nominated by the Board, or (B) in the same proportion as all other votes cast (such proportion determined without inclusion of the votes cast by Investor Parent, Investor, each Investor Participant and their respective Affiliates), and (iii) for all other matters, in their discretion, except that, to the extent Investor Parent, Investor, each Investor Participant and their respective Affiliates Beneficially Own Voting Interests representing more than 25.01%, such Persons will vote such excess in the same proportion as all other votes cast (such proportion determined without inclusion of the votes cast by Investor Parent, Investor, each Investor Participant and their respective Affiliates).

Section 4.3   Consent Rights.

(a)  Except to the extent expressly contemplated by Section 4.3(b), following the execution of this Agreement and at any time when the 25% Threshold is satisfied, without the prior written consent of Investor (not to be unreasonably withheld, conditioned, or delayed), the Company and its Subsidiaries shall not:

(i)  voluntarily incur Indebtedness if immediately following such incurrence, either the Company’s (1) Consolidated First Lien Net Leverage Ratio (as defined in the Credit Agreement), or any substantially equivalent term in the Credit Agreement, would exceed 6.00:1.00 or (2) Consolidated Total Net Leverage Ratio (as defined in the Credit Agreement), or any substantially equivalent term in the Credit Agreement, would exceed 8.00:1.00;

(ii)  enter into any material agreements or arrangements (or series of related material agreements or arrangements) with Affiliates of the Company or its Subsidiaries providing for payments to such Affiliates in excess of $20,000,000, excluding (1) any issuances of Equity Securities pro rata to all holders of the same class or series of Equity Securities made in accordance with the Organizational Documents of the Company, (2) any agreements or arrangements solely between or among the Company and its Subsidiaries which, in the case of non-wholly owned Subsidiaries, are entered into on arm’s length terms, (3) any agreements or arrangements with any Company employee, director, officer, agent, representative or service provider or any equity incentive plan, in each case of this clause (4), that are entered into on arm’s-length terms and in the ordinary course of business (it being understood that all arrangements with respect to compensation and benefits shall be deemed to be in the ordinary course of business);

(iii)  fundamentally change the business of the Company and Subsidiaries, taken as a whole, in a manner that would (1) constitute a significant departure from the construction materials industry, or (2) result in the Company and its Subsidiaries, taken as a whole, ceasing to operate in the construction materials industry; provided that, the foregoing shall not prohibit any Change of Control;

(iv)  voluntarily liquidate, dissolve or wind-up the Company; or

(v)  authorize, agree or commit to do any of the foregoing.

(b)  The Parties acknowledge and agree that the Company may obtain any consent required by Section 4.3(a) by sending written notice (email being sufficient), which shall include the request and reasonable explanation therefor, to the Chief Executive Officer and the Chief Legal Officer of Investor in accordance with Section 6.4. Investor shall cause such Persons to promptly respond in writing to any such written notice. If the Company does not receive a written response from such Persons within five Business Days of the Company’s delivery of any written notice contemplated by this Section 4.3(b), Investor shall be deemed to have consented to any matter set forth in such written notice.

(c)  For the avoidance of doubt, the Parties agree that the Company’s annual budget will be reviewed and approved by the Board.

Section 4.4   Managerial Support. The Parties acknowledge and agree that, following the date hereof and for as long as the 25% Threshold is satisfied, Investor will provide managerial support to the Company with respect to manufacturing, financial, marketing and other areas, in each case, as needed and requested by the Company and on commercially reasonable terms and conditions to be agreed in writing by Investor and the Company.

Section 4.5   Anti-Dilution Rights.

(a)  From the date of this Agreement until such time as the 5% Threshold is not satisfied, Investor shall have the right to purchase up to its Voting Interest of any Equity Securities that the Company may from time to time propose to issue or sell, for cash or cash equivalents (a “Capital Raising Transaction”), to any Person (any such securities proposed to be issued or sold to any Person, the “Proposed Securities”) at a purchase price per Proposed Security equal to the Exercise Price and on the same economic terms and conditions and with the same voting rights as such Proposed Securities are sold to others by delivering a written notice to the Company in accordance with this Section 4.5 (the “Capital Raising Anti-Dilution Right”).

(b)  The Company shall give written notice to Investor (an “Issuance Notice”) of any proposed issuance or sale of Proposed Securities described in Section 4.5(a) no later than (i) in the case of a Capital Raising Transaction that is an underwritten public offering or a private offering made to Qualified Institutional Buyers (as such term is defined in Rule 144A under the Securities Act) or non-U.S. Persons (as such term is defined under Rule 902(k) under the Securities Act) for resale pursuant to Rule 144A or Regulation S under the Securities Act, twenty (20) Business Days prior to the launch of such offering and (ii) in the case of any other Capital Raising Transaction, no later than twenty (20) Business Days prior to the proposed issuance or sale date. The Issuance Notice shall set forth the following terms and conditions of the proposed issuance or sale:

(i)  the number of the Proposed Securities to be issued or sold and the percentage of the outstanding Equity Securities such issuance or sale would represent;

(ii)  the class and material terms of the Proposed Securities to be issued or sold;

(iii)  the proposed issuance or sale date; and

(iv)  the anticipated Exercise Price.

(c)  Investor’s Capital Raising Anti-Dilution Right shall be exercisable by delivery of a written notice by Investor to the Company no later than the tenth (10) Business Day following receipt of any Issuance Notice (as extended pursuant to Section 4.5(d), the “Capital Raising Issuance Deadline”), specifying the number of Proposed Securities to be purchased by Investor in connection with such Capital Raising Transaction, which written notice shall, except to the extent expressly contemplated by Section 4.5(d), constitute a binding agreement of Investor to purchase such number of Proposed Securities at the Exercise Price and on the same economic terms and conditions as such Proposed Securities are sold to others (the “Capital Raising Acceptance Notice”).

(d)  In the event that a definitive agreement or any amendment thereof executed by the Company providing for any Capital Raising Transaction (a “Capital Raising Definitive Agreement”) contains a different Exercise Price or a material difference in any other material term or condition set forth in the Issuance Notice, then the Company shall deliver to Investor on the date that the Company executes such Capital Raising Definitive Agreement an updated Issuance Notice, which shall include a reasonable description of such differences and, in that case, the Capital Raising Issuance Deadline shall be forty-eight (48) hours following the date on which Investor receives such updated Issuance Notice.

(e)  The closing of any purchase by Investor shall be consummated concurrently with the consummation of the Capital Raising Transaction; provided, that any such closing shall be extended beyond the closing of the Capital Raising Transaction to the extent necessary (i) to obtain any required approval of a Governmental Entity or (ii) to the extent stockholder approval is required under the applicable stock exchange rules, in which case the Company and Investor shall use their respective reasonable best efforts to obtain any such approval(s). If Investor shall not have delivered a Capital Raising Acceptance Notice to the Company by the Capital Raising Issuance Deadline, Investor shall be deemed to have waived all of its rights under this Section 4.5 with respect to the purchase of the Proposed Securities in such Capital Raising Transaction.

(f)  In the event that Investor fails to exercise the Capital Raising Anti-Dilution Right by the Capital Raising Issuance Deadline, the Company shall thereafter be entitled during the period of ninety (90) days following the conclusion of the applicable prescribed period (the “Sale Period”) to sell the Equity Securities not elected to be purchased by Investor pursuant to this Section 4.5 (i) at a price that is not 10% less than the Exercise Price and (ii) upon other terms and conditions (such terms and conditions, other than price, the “Terms and Conditions”) not materially more favorable in the aggregate to the purchasers of such Equity Securities than those offered to Investor pursuant to this Section 4.5, as determined in good faith by the Board (a “Third Party Issuance”). In the event the Company has not sold such Equity Securities within the Sale Period, the Company shall not thereafter issue or sell such Equity Securities without first offering such Equity Securities to Investor in the manner provided pursuant to this Section 4.5. If such Third Party Issuance is subject to regulatory approval, the Sale Period in respect of such Third Party Issuance shall be extended until the expiration of five Business Days after all such approvals have been received, but in no event later than 270 days from the date of the Issuance Notice.

(g)  The provisions of this Section 4.5 shall not apply to any issuances of Equity Securities by the Company (i) to its directors or employees for compensatory purposes pursuant to an equity incentive plan approved by the Board, (ii) as consideration in a bona fide direct or indirect merger, acquisition, strategic transaction, partnership or alliance or similar transaction that is approved by the Board or any other strategic or commercial transaction that is approved by the Board in which the Company issues Equity Securities, or (iii) in connection with any pro rata stock split, combination, stock dividend, recapitalization, reorganization or any similar transaction in each case, in which the voting and economic rights of the shares of Common Stock are preserved.

(h)  From the date hereof until the date that no Investor Nominee is entitled to serve on the Board, the Board shall take Necessary Action to cause the exemption of the exercise of the Capital Raising Anti-Dilution Right and the M&A Anti-Dilution Right by Investor or any of its Affiliates or any other acquisitions of Equity Securities by Investor or any of its Affiliates from the Company or any of its Subsidiaries that are permitted by the terms of this Agreement, including pursuant to Section 4.5, from the liability provisions of Section 16(b) of the Exchange Act pursuant to Rule 16b-3.

(i)  If the Company or any of its Subsidiaries proposes to enter into or consummate any holding company reorganization or other similar transaction that would reasonably be expected to frustrate the purpose of the Capital Raising Anti-Dilution Right, the Company and Investor shall negotiate in good faith to modify the terms of the Capital Raising Anti-Dilution Right to the extent necessary to preserve their intent and purpose.

(j)  Notwithstanding the foregoing, in connection with any issuance of Equity Securities by the Company pursuant to Section 4.5(g)(ii) (but solely at a time when the 5% Threshold is satisfied) (such issuance, the “M&A Issuance”), the Company shall give written notice to Investor of any such proposed issuance upon the earlier of (1) four (4) Business Days after the announcement of such transaction and (2) thirty (30) days prior to the date of the proposed issuance (a “Transaction Notice”), which written notice shall contain the information set forth in clauses (i) through (iii) of Section 4.5(b). Following the issuance of Equity Securities contemplated by such Transaction Notice, Section 4.1(a)(i) shall not prohibit Investor Anchor from acquiring, agreeing to acquire, proposing or offering to acquire, or seeking to acquire any shares of Common Stock, and each such Person shall be expressly permitted to take such actions, with respect to a sufficient number of shares of Common Stock in order to reverse the effect of any dilution to the Voting Interest of Investor Anchor resulting from the issuance of the Equity Securities contemplated by the Transaction Notice (the “Open Market Purchase Right”). Solely to the extent (a) the Company’s issuance of Equity Securities specified (or that should have been specified) in a Transaction Notice could reasonably be expected to cause Investor Anchor to Beneficially Own fewer shares of Common Stock than the 25% Threshold (after giving effect to such issuance), assuming for this purpose that Investor Anchor had exercised all Top-Up Rights for each prior Top-Up Event for which the applicable Trading Period has not yet ended as of such time, (b) Investor has determined that, based on the advice of counsel, the issuance of Equity Securities contemplated by the transaction identified in the Transaction Notice would reasonably be expected to result in Investor Parent being deemed, on or about the date of the Triggering Event (as defined below), an “investment company” for purposes of the Investment Company Act of 1940 (the “Investment Company Act”) (taking into account any exemptions or exceptions that may be available thereunder, including the exception set forth in Rule 3a-2 thereunder but excluding any exemption under Section 3(b) of the Investment Company Act), and (c) Investor Anchor has the present intent to purchase additional shares of Common Stock after the closing of the transaction contemplated in order to ensure that its Voting Interest will be in excess of 25%, but subject to the other limitations set forth herein ((a), (b) and (c) together, a “Triggering Event”), Investor may, within five Business Days following delivery of a Transaction Notice, deliver notice to the Company, certified to by an officer of Investor solely in their capacity as such, that a Triggering Event has occurred (a “Triggering Notice”). The Company may, in the Company’s sole discretion, deliver a written offer to Investor to sell to Investor the number of shares of Common Stock needed in order to cause Investor Anchor to have a Voting Interest of at least 25.01%, or, if the Company and Investor Anchor agree, to reverse the effect of any dilution to the Voting Interest of Investor Anchor resulting from the issuance of the Equity Securities contemplated by the Transaction Notice (“M&A Dilution Issuance”), at a purchase price equal to the volume-weighted average trading price of a share of Common Stock on the NYSE (as reported by Bloomberg L.P.) for the 30 Trading Days immediately prior to the day that is two Business Days prior to the closing of such issuance on an as-is where-is basis, with representations from the Company limited to customary fundamental representations as to corporate power and authority and transfer of good and valid title to the shares of Common Stock being sold (the “M&A Anti-Dilution Right”). Investor may exercise Investor’s M&A Anti-Dilution Right to purchase all, but not less than all, of the M&A Dilution Issuance by delivery of written notice by Investor to the Company no later than 10 Business Days following the delivery of an M&A Anti-Dilution Offer. To the extent that, with respect to any anticipated M&A Issuance, stockholder approval is required under the applicable stock exchange rules and/or Governmental Entity approval is required, each of the Company and Investor Anchor shall use reasonable best efforts to obtain such approval(s) prior to the closing of the M&A Issuance, which reasonable best efforts shall include, in the case of Investor Anchor, causing (i) all shares of Common Stock Beneficially Owned by Investor Anchor to be present for quorum purposes at any Stockholder Meeting or any adjournments or postponements thereof at which approval in respect of the M&A Issuance and/or the M&A Dilution Issuance is sought, and (ii) to be voted, at such Stockholder Meetings or at any adjournments or postponements thereof, in favor of any proposal in respect of the M&A Issuance and/or the M&A Dilution Issuance. The Company shall use reasonable best efforts to ensure that the closing of any M&A Dilution Issuance shall be consummated concurrently with the consummation of the M&A Issuance. Following the timely delivery of an M&A Anti-Dilution Offer, if Investor does not deliver a written notice exercising Investor’s M&A Anti-Dilution Right to the Company within the time period specified above or otherwise materially breaches the terms and conditions of this Section 4.5(j), then (x) the M&A Anti-Dilution Right in respect of such M&A Issuance is deemed to be waived, and (y) the Triggering Event shall be deemed to have not occurred solely for purposes of the Purchaser Preferred Stock (and not for purposes of the terms and conditions of this Section 4.5(j)).

(k)  If Investor Anchor ceases to Beneficially Own, in the aggregate, Common Stock equal to or greater than the 25% Threshold and no longer has Top-Up Rights that would allow it to exceed the 25% Threshold, notwithstanding anything contained in this Section 4.5, the Company may issue Equity Securities without first complying with the provisions of this Section 4.5; provided that (i) the Company gives prompt written notice to the Investor specifying the material terms of the issuance, and (ii) the Company takes all steps reasonably necessary to enable the Investor to effectively exercise its rights under this Section 4.5 with respect to the purchase of its Voting Interest of the Proposed Securities issued as promptly as reasonably practicable (and in any event within 60 days) following such issuance on the terms specified in this Section 4.5.

(l)  Investor Anchor shall use reasonable best efforts to provide written notice to the Company promptly (and in any event within five (5) Business Days) following Investor Anchor’s use of the exception set forth in Rule 3a-2 of the Investment Company Act of 1940.

(m)  The Company shall use reasonable best efforts to provide written notice to Investor and, if it is part of Investor Anchor, Investor Parent promptly following the last day of each calendar month stating the number of Voting Securities outstanding as of the last Trading Day of each calendar month, based on the information then-available from the Company’s transfer agent.

Section 4.6   Access to Information; Confidentiality and Use of Information.

(a)  Each Investor Nominee shall be entitled to the same access to the offices, properties, books and records of the Company and its Subsidiaries and such financial and operating data and other information relating to the Company or any of its Subsidiaries as the other members of the Board, in each case, as Investor Nominee may reasonably request in connection with his or her role as a director. Each Investor Nominee may share such information received with Investor Anchor and Investor Anchor’s Representatives, as applicable, in accordance with Section 4.6(c).

(b)  Except to the extent expressly contemplated by Section 4.6(c), upon Investor’s reasonable request in writing, the Company shall, and shall cause its Subsidiaries to, provide to Investor Anchor financial statements, data and other information relating to the Company or any of its Subsidiaries in connection with the preparation by Investor Anchor of financial statements of Investor Parent or any of its Controlled Affiliates as required by applicable Law and/or International Financial Reporting Standards. Notwithstanding anything to the contrary in this Section 4.6, the Parties hereby acknowledge and agree that the Company and its Subsidiaries shall (x) only be required to provide information to the extent then-available to the Company and its Subsidiaries, and (y) not be required to provide financial statements, data or calculations prepared in accordance with the International Financial Reporting Standards.

(c)  To the extent permitted by applicable Law (including any applicable fiduciary duties), but notwithstanding anything set forth in the Company Governance Guidelines, each Investor Nominee may, if and to the extent he or she desires to do so, disclose any non-privileged information he or she obtains while serving as an Investor Nominee with Investor Anchor and its Representatives in accordance with Section 4.6(d) in connection with the investment in the Company by Investor, Investor Parent and their respective Controlled Affiliates and Representatives to the extent necessary to prepare financial statements and securities filings and to otherwise manage Investor’s investment in the Company.

(d)  Investor and Investor Parent shall, and shall instruct its and their respective officers, directors, employees, accountants, counsel, consultants and other agents and advisors (“Representatives”) to, treat as confidential, and not to use, any and all confidential, non-public or proprietary information, know-how, knowledge and data (irrespective of the form of communication, and irrespective of whether obtained prior to or after the date hereof or whether pursuant to this Agreement or otherwise) to the extent relating to the Company or any of its Subsidiaries provided by, or on behalf of, the Company, any of its Subsidiaries or their respective Representatives to Investor, Investor Parent or any of its Representatives pursuant to Section 4.6(a) and Section 4.6(b) (collectively, “Confidential Information”); provided, that Investor and its Affiliates may use Confidential Information in connection with their respective investment in the Company, including to the extent necessary to prepare financial statements and securities filings; provided, further, that Confidential Information will not include any information that (A) is or becomes public knowledge other than as a result of any breach or violation of this Agreement, (B) is disclosed to Investor, its Affiliates or its or their respective Representatives by a third party not known by Investor, after reasonable inquiry, to be in violation of a non-disclosure obligation (or any other contractual, legal or fiduciary obligation of confidentiality) to the Company by making such disclosure, (C) is already in the possession of

Investor, its Affiliates or its or their respective Representatives prior to such information being furnished to Investor, its Affiliates or its or their respective Representatives without violation of any obligations hereunder (and the source of such information was not known by Investor, after reasonable inquiry, to be in violation of a non-disclosure obligation (or any other contractual, legal or fiduciary obligation of confidentiality) to the Company by making such disclosure), (D) is independently developed by Investor, Investor Parent, or any of their respective Controlled Affiliates or Representatives without reference to or use of the Confidential Information, or (E) is approved in writing by the Company for disclosure to Investor, Investor Parent, or any of their respective Controlled Affiliates or Representatives (as applicable).

(e)  If Investor Anchor is requested or required by oral questions, interrogatories, requests for information of documents, subpoenas, civil investigative demand or similar process by any Governmental Entity or pursuant to Law to disclose or provide any Confidential Information, the Person that received such request or demand or is subject to such requirement shall, to the extent permitted by applicable Law, provide the Company with prior written notice thereof promptly after receipt of such request and the terms and circumstances surrounding such request so that the Company may seek a protective order or other appropriate remedy. Each party agrees to cooperate with the other party in connection with seeking any such order or other appropriate remedy. If such protective order is not promptly obtained, and the Person that received such request or demand is required, as advised by legal counsel, to disclose Confidential Information pursuant to applicable Law, such Person shall (a) furnish only that portion of the Confidential Information that such counsel advises is legally required to be disclosed and (b) exercise reasonable efforts to obtain reliable assurances that confidential treatment will be afforded to the Confidential Information. Notwithstanding the foregoing, the Person that received such request or demand or is subject to such requirement may disclose Confidential Information, and the foregoing notice and other actions shall not be required, where such disclosure is required in connection with an audit, review or examination by a governmental regulatory or self-regulatory authority of competent jurisdiction that is not targeted at, and does not specifically reference, the Company, any of its Affiliates, the Confidential Information, or the Transactions.

(f)  Investor, on behalf of itself, each Investor Participant, and each of their respective Affiliates, acknowledges and agrees that Investor, each Investor Participant and their respective Affiliates are aware, and will advise any Investor Nominee, any of their respective Representatives, and any other entity or Person who receives Confidential Information pursuant to Section 4.6 or otherwise, that applicable securities Laws prohibit any Person who has received material, non-public information from purchasing or selling securities on the basis of such information or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities, in each case unless in compliance with such Laws.

Section 4.7   Share Repurchases. From the date of this Agreement until such time as Investor Anchor ceases to Beneficially Own any shares of Common Stock, if the Company initiates any share repurchase program or offer to repurchase any shares of Common Stock for a price per share of Common Stock equal to or in excess of $[__]1 (such price to be equitably

1 Note to Draft: To be the closing price per share of Common Stock on the Closing Date.

adjusted to the extent necessary to provide the parties the same economic effect as contemplated prior to any stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change), including pursuant to (i) any tender offer or exchange offer subject to Section 13(e) or Section 14(e) of the Exchange Act, or (ii) any other offer available to substantially all holders of shares of Common Stock to purchase or exchange their shares of Common Stock, then, (x) if not participating in such share repurchase would result in Investor Parent, Investor, each Investor Participant and each of their respective Affiliates Beneficially Owning Equity Securities or Derivative Instruments in excess of the Cap, and (y) the Board shall have taken such actions as may be reasonably necessary to exempt such share purchase under Rule 16-3(e) under the Exchange Act as contemplated below, Investor Parent, Investor, each Investor Participant and each of their respective Affiliates shall participate in any such share repurchase and tender any shares of Common Stock Beneficially Owned by such Persons in order to maintain their Voting Interest as of immediately prior to such share repurchase (an “Investor Share Repurchase”); provided, that if the Company determines that withholding is required (including, for the avoidance of doubt, pursuant to Section 1445 of the Code) from amounts otherwise payable to Investor Parent, Investor, each Investor Participant and each of their respective Affiliates pursuant to an Investor Share Repurchase, then at least five Business Days prior to making any such deduction or withholding, the Company shall provide notice to Investor of the amounts subject to withholding and shall cooperate with Investor Parent, Investor, each Investor Participant and each of their respective Affiliates, as applicable, to eliminate or minimize to the greatest extent practicable the basis for such deduction or withholding. In connection with any Investor Share Repurchase, the Board shall take such actions as may be reasonably necessary to exempt such Investor Share Repurchase under Rule 16b-3(e) under the Exchange Act.

Section 4.8   Tax Matters. So long as the 5% Threshold is satisfied, the Company shall (a) provide information reasonably required for Investor, Investor Parent or any of their respective Controlled Affiliates to file its Tax Returns in the relevant jurisdictions, including making the Company’s personnel reasonably available to Investor Anchor for such purposes, and (b) if Investor so requests in writing, furnish to Investor Anchor in connection with a disposition or transfer of an interest in the Company (including, for the avoidance of doubt, any Investor Share Repurchase pursuant to Section 4.7), within 30 days of such request, a statement satisfying the requirements of Treasury Regulations Section 1.897-2(g)(1)(ii) (a “Saturn FIRPTA Certificate”); provided that the Company shall not be required to provide a Saturn FIRPTA Certificate if the Company concludes, on the advice of a nationally recognized accounting firm (including, for the avoidance of doubt, a “big four” accounting firm or Grant Thornton LLP) at a "more likely than not" or higher level of confidence, that the interest in the Company to be disposed of or transferred is a “U.S. real property interest” (within the meaning of Treasury Regulations Section 1.897-2(g)(1)(ii)) as of the applicable date; provided, further, that if the Company reasonably believes that the Company will not be able to provide a Saturn FIRPTA Certificate, the Company shall provide advance written notice to Investor Anchor, within five Business Days of reaching such conclusion and at least six Business Days prior to the date of proposed disposition or transfer, that the Company will not be able to provide the Saturn FIRPTA Certificate.

Article V
TRANSFER RESTRICTIONS

Section 5.1   Transfer Restrictions.

(a)  None of Investor Parent, Investor or any of their respective Affiliates (including any Investor Participant) shall (and Investor Parent and Investor shall cause any such Person not to), Transfer any shares of Common Stock (the “Covered Shares”) without the prior written consent of the Company prior to the second anniversary of the Closing Date (the “Lock-Up Termination Date”), other than Transfers pursuant to Section 5.1(b).

(b)  Notwithstanding the foregoing, the restrictions set forth in this Section 5.1 shall not apply to (i) Transfers to Investor Parent or any Controlled Affiliate of Investor Parent or Investor, in each case, that has agreed to be bound by the terms of this Agreement as an Investor Participant by executing and delivering a counterpart to this Agreement in the form attached hereto as Exhibit A prior to such Transfer (provided that, the transferor shall continue to be liable hereunder for any failure of the transferee to comply with any provisions of this Agreement), and (ii) any Transfers made in connection with (A) any tender offer or exchange offer, in each case, unless the Board recommends against such offer or (B) any merger, consolidation or other similar transaction approved by the Board or the Company.

(c)  Following the Lock-Up Termination Date, any Investor Participant may Transfer all or any portion of the Covered Shares without the prior written consent of the Company (i) to any transferee that is not a Restricted Transferee, (ii) to any registered institutional investor principally engaged in the business of managing investment funds for unaffiliated securities investors that is an “accredited investor” within the meaning of Regulation D of the Securities Act, (iii) in connection with a widely-distributed underwritten public offering of any shares of Common Stock or (iv) in sales pursuant to Rule 144 in which such Investor Participant does not have knowledge that the counterparty is a Restricted Transferee.

(d)  Subject to the exercise of any rights contemplated by Section 4.1(c), the restrictions set forth in this Section 5.1 shall no longer apply on the first date immediately following the end of the Trading Period beginning on the date that no Investor Nominee is entitled to serve on the Board.

Section 5.2   Transfer of Governance and Other Rights. Notwithstanding anything else to the contrary in this Agreement, neither Investor, Investor Parent, nor their respective Affiliates may assign any rights, remedies, obligations or liabilities specifically granted to such Person under this Agreement (including any consent rights under Section 4.3 and any board designation rights under Article III) to any Person other than to Investor Parent or any of its Controlled Affiliates, and no such rights, remedies, obligations and liabilities shall inure to the benefit of any such Person, in each case, other than any successors of Investor or its Controlled Affiliates. For the avoidance of doubt, no Person other than Investor and any of its Controlled Affiliates (subject to compliance with Section 5.1(b)) may exercise any rights or remedies under this Agreement.

Section 5.3   Legends on Shares; Securities Act Compliance.

(a)  In addition to any other legend that may be required, each share certificate or other instrument representing shares of the Covered Shares and any other shares of Common Stock acquired pursuant to Section 4.5 (to the extent applicable) shall bear the following legends

(and a comparable notation or other arrangement will be made with respect to any uncertificated shares of Common Stock held by the Investor Participants):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAW.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS AND OTHER RESTRICTIONS SET FORTH IN A STOCKHOLDERS AGREEMENT, DATED AS OF JANUARY 12, 2024, A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE ISSUER, AND THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE VOTED OR OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE THEREWITH.”

(b)  At such time as any Investor Participant delivers to the Company a legal opinion, addressed to the Company, from a reputable national U.S. law firm, that the first legend set forth in Section 5.3(a) is no longer required under the Securities Act, the Company agrees that it will promptly after the later of the delivery of such opinion and the delivery by such Investor Participant to the Company or its transfer agent of a certificate (in the case of a transfer, in the proper form for transfer) representing shares of Common Stock held by such Investor Participant issued with the foregoing restrictive legend, deliver or cause to be delivered to such Investor Participant a replacement stock certificate representing shares of Common Stock held by such Investor Participant that is free from the first legend set forth in Section 5.3(a).

(c)  From and after the Lock-up Termination Date and the time at which the second legend set forth in Section 5.3(a) is no longer required, the Company agrees that it will promptly after notice from any Investor Participant to the Company and the delivery by such Investor Participant to the Company or its transfer agent of a certificate (in the case of a transfer, in the proper form for transfer) representing shares of Common Stock held by such Investor Participant issued with the foregoing restrictive legend, deliver or cause to be delivered to such Investor Participant a replacement stock certificate representing such shares of Common Stock held by such Investor Participant that is free from the second legend set forth in Section 5.3(a).

Article VI
MISCELLANEOUS

Section 6.1   Termination. Except to the extent expressly contemplated by Section 4.1(c), this Agreement shall terminate and be of no further force and effect on the date that is one year after the first date on which Investor Anchor ceases to Beneficially Own greater than 5% of the then-outstanding shares of Common Stock; provided, that (i) Section 5.3(b) and Section 5.3(c) shall survive any such termination until such time as Investor or any of its Affiliates cease to Beneficially Own any shares of Common Stock, and (ii) Sections 4.6(c)-(e) shall survive any such termination until the date that is two years after the first date on which Investor Anchor ceases to Beneficially Own greater than 5% of the then-outstanding shares of Common Stock.

Section 6.2   Assignments. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the parties may directly or indirectly assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Investor may assign all of its rights under this Agreement to Investor Parent or any Controlled Affiliate of Investor Parent; provided that, no assignment under this Section 6.2 shall relieve any assigning Person of any of its duties, liabilities, or obligations under this Agreement. Any purported direct or indirect assignment in violation of this Section 6.2 or Section 5.2 shall be null and void ab initio.

Section 6.3   Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Investor, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 6.4   Notices. Any notice, request, instruction or other document to be given hereunder by any Party to any other Party shall be in writing and shall be deemed given to a party when (a) served by personal delivery upon the party for whom it is intended, (b) served by an internationally recognized overnight courier service upon the party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested, or (d) sent by email, provided that the transmission of the email is promptly confirmed by telephone, in each case, to the following addresses or email addresses and marked to the attention of the Person (by name or title) designated below, or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided below:

If to the Company:

Summit Materials, Inc.

1801 California St, Ste. 3500

Denver, CO 80202

Attention: Christopher B. Gaskill

Email: [***]

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: James P. Dougherty; Evan Rosen

Telephone: (212) 450-4000

E-mail: james.dougherty@davispolk.com; evan.rosen@davispolk.com

If to Investor:

Cementos Argos S.A.

Carrera 43A # 1A sur – 143,

Centro Santillana, Torre Norte, Piso 3

Medellín, Colombia

Attention: Felipe Aristizabal and Maria Isabel Echeverri

Email: [***]

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Sergio Galvis and Scott Crofton

Email: galviss@sullcrom.com; croftons@sullcrom.com

If to Investor Member 1:

Argos SEM LLC

251 Little Falls Drive

Wilmington, DE 19808
Attention: Gustavo Adolfo Urive; Santiago Jarmillo; Felipe Aristizabal; María Isabel Echeverri
E-mail: [***]

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004
Attention: Sergio Galvis and Scott Crofton
Telephone: (212) 558-4000

E-mail: galviss@sullcrom.com / croftons@sullcrom.com

If to Investor Member 2:

Valle Cement Investments, Inc.

Capital Plaza Building, 15th Floor

Paseo Roberto Motta

Costa del Este, Panama, Republic of Panama

Attention: Gari Manuel de la Rosa; Santiago Jaramillo; Felipe Aristizabal; María Isabel Echeverri

Email: [***]

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004
Attention: Sergio Galvis and Scott Crofton
Telephone: (212) 558-4000

E-mail: galviss@sullcrom.com / croftons@sullcrom.com

If to Investor Parent:

Grupo Argos S.A.

Carrera 43a No. 1aSur

143 Centro Santillana, Torre Sur

Medellin, Coloumbia

Attention: Rafael Olivella; Eduardo Escobar; Manfred Gartz

Telephone: +57 (4) 315-8400

Email: [***]

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004
Attention: Sergio Galvis and Scott Crofton
Telephone: (212) 558-4000

E-mail: galviss@sullcrom.com / croftons@sullcrom.com

Section 6.5   GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a)  THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW RULES THEREOF THAT WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. IN CONNECTION WITH ANY CONTROVERSY ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE PARTIES HEREBY IRREVOCABLY CONSENT TO THE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE, IF A BASIS FOR FEDERAL COURT JURISDICTION IS PRESENT, AND, OTHERWISE, IN THE COURTS OF THE STATE OF DELAWARE. EACH OF THE PARTIES IRREVOCABLY CONSENTS TO SERVICE OF PROCESS OUT OF THE AFOREMENTIONED COURTS AND WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF

VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE AFOREMENTIONED COURTS AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN SUCH COURTS THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN SUCH COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 6.5.

(c)  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and no Party will oppose the granting of such relief on the basis that money damages are adequate or that the other Parties otherwise have an adequate remedy at Law, this being in addition to any other remedy to which such Party is entitled at law or in equity.

Section 6.6   Entire Agreement; No Other Representations. Except for the Transaction Agreement, this Agreement constitutes the entire agreement, and supersedes all prior agreements, understandings or representations and warranties, both written and oral, between the Parties with respect to the subject matter hereof.

Section 6.7   No Third-Party Beneficiaries. The Parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 6.8   Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 6.9   Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 6.10   Exercise of Rights. A failure to exercise or delay in exercising a right or remedy provided by this Agreement or law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of that right or remedy or the exercise of another right or remedy.

Section 6.11   Rights Cumulative. The rights, powers and remedies conferred on any Party by this Agreement and remedies available to any Parties are cumulative and are additional to any right, power or remedy which it may have under general law or otherwise.

Section 6.12   No Partnership. No provision of this Agreement creates a partnership between any of the Parties or makes a party the agent of another party for any purpose. A Party has no authority or power to bind, to contract in the name of, or to create a liability for, another Party in any way or for any purpose.

Section 6.13   Registration Rights. At the Closing, the Parties shall enter into a Registration Rights Agreement, on the terms and subject to the conditions set forth in Exhibit B.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

SUMMIT MATERIALS, INC.

By:	/s/ Christopher B. Gaskill
Name: Christopher B. Gaskill
Title: EVP, Chief Legal Officer & Secretary

CEMENTOS ARGOS S/A

By:	/s/ María Isabel Echeverri
Name: María Isabel Echeverri
Title: Vice President

ARGOS SEM, LLC

By:	/s/ Gustavo Adolfo Uribe
Name: Gustavo Adolfo Uribe
Title: President

VALLE CEMENT INVESTMENTS, INC.

By:	/s/ Gari Manuel de la Rosa
Name: Gari Manuel de la Rosa
Title: Vice President

GRUPO ARGOS S/A

By:	/s/ Rafael Olivella
Name: Rafael Olivella
Title: Legal Representative

[Signature Page to Stockholders Agreement]

EXHIBIT A

COUNTERPART SIGNATURE PAGE TO STOCKHOLDER AGREEMENT OF SUMMIT MATERIALS INC.

By executing and delivering this counterpart signature page to the Stockholder Agreement, as amended from time to time (the “Stockholder Agreement”) of Summit Materials, Inc. (the “Company”), dated as of January 12, 2024, by and among the Company, Cementos Argos S/A, Argos SEM, LLC, Valle Cement Investments, Inc., and, solely for the limited purposes set forth therein, Grupo Argos S.A, the undersigned hereby agrees to become an “Investor Participant” (as such term is defined in the Stockholder Agreement) of the Company, having such rights, entitlements and obligations as set forth in the Stockholder Agreement, as such may be amended from time to time, a copy of which the undersigned acknowledges it has received and has had the opportunity to review. By executing and delivering this counterpart signature page, the undersigned agrees to be bound by all terms and conditions of the Stockholder Agreement, as such may be amended from time to time.

Accordingly, the undersigned has executed and delivered this counterpart signature page as of the 12th day of January, 2024.

Signature of [Investor Participant]

Print Name of [Investor Participant]

Street Address

City State

EXHIBIT B

REGISTRATION RIGHTS TERM SHEET

Terms:	To be entered into at Closing on substantially the same terms as provided to Blackstone (as defined therein) in the Registration Rights Agreement, dated as of March 17, 2015, by and among the Company, the Blackstone Holders (as defined therein) and the other parties thereto, subject to adjustments as provided herein.
RRA Parties:	Cementos and each Investor Participant.
Shelf Registration:	Following the Lock-Up Termination Date and no later than 60 days after a written request by a holder, the Company will (i) prepare and file with the United States Securities and Exchange Commission a shelf registration for the Registrable Securities on (a) Form S-3 or a successor form (any such form, a “Form S-3”), if the Company is then eligible to file a registration statement on Form S-3 (“S-3 Eligible”), or (b) if the Company is not then S-3 Eligible, any other appropriate form under the Securities Act for the type of offering contemplated by Investor or (ii) use an existing Form S-3 filed with the SEC, in each case providing for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto, which in each case of (i) and (ii) covers all Registrable Securities then outstanding held by Investor, its Affiliates and their permitted assignees for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto. If at the time of such request the Company is a WKSI, such shelf registration shall, upon the approval of the Board, cover an unspecified number of Registrable Securities to be sold thereunder.
Demand Registration Rights:

Each RRA Party shall be entitled to four demand registrations on Form S-1 (and an unlimited number on Form S-3, but any underwritten registration on Form S-3 will count as a demand registration on Form S-1 by any RRA Party if undertaken as an underwritten offering at its demand at a time when Form S-3 is available to the Company); provided each RRA Party is limited to no more than two underwritten demand registrations in any calendar year without the consent of the other RRA Parties and the Company.

Total net proceeds of any demand registration offering must be in excess of a customary amount to be agreed before the Closing Date.

Blackout:	If the filing, initial effectiveness or continued use of a registration statement in respect of any registration at any time would require (i) public disclosure of MNPI or (ii) inclusion in such registration statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may (upon notice to the RRA Parties) delay the filing or initial effectiveness of, or suspend use of, such registration statement for no more than 60 days, non-consecutively and not more than two times during any 12-month period.
Piggyback Registration:	If the Company proposes to register any of its Equity Securities under the Securities Act either for the Company’s own account or any of its stockholders (other than pursuant to registrations on Form S-4 or any successor form, on Form S-8 or any successor form relating solely to securities issued pursuant to any benefit plan, an offering of securities solely to then-existing stockholders of the Company, a dividend reinvestment plan, an exchange offer or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a Registration Statement) (each such registration not withdrawn or abandoned prior to the effective date thereof being herein called a “Piggyback Registration”), the Company will give written notice to Investor of such proposal not later than the twentieth (20) day prior to the anticipated filing date of such Piggyback Registration.
Priority for Cutbacks:	If an offering is an underwritten registration and the underwriter(s) give notice that the Registrable Securities proposed to be included therein will be subject to cutback, then securities will be included in the following order of priority: (i) Equity Securities proposed to be included in such registration by the Company for its own account, or the account of such holder for whom or for which the registration was originally being effected pursuant to demand or other registration rights, as applicable (subject to pro rata cutback as set out in clause (ii) below), and (ii) any excess up to the cutback will be allocated among participating holders pro rata to the shares proposed to be included in the offering.
Assignment:	Each RRA Party may assign its rights and obligations to any permitted transferee of its shares, provided that the permitted transferee executes a customary joinder agreement.